EXHIBIT 10.40

Walter M. Tarpley
9911 Gleneagle Place
Powell, Ohio 43065

December 3, 1998

John L. Macdonald
President and CEO
JLM Industries, Inc.
8675 Hidden River Parkway
Tampa, FL 33637

Dear John:

         This letter formalizes the employment agreement between myself and JLM Marketing, Inc., a Delaware corporation ("the Company") for employment based at your office in Tampa. The capacities in which I shall serve and the terms and conditions, which shall be applicable to my employment, are set forth below:

1. I shall be President of JLM Marketing, Inc., and shall perform all duties necessary in carrying out that function. I shall report to the Chief Executive Officer of JLM Industries, Inc. ("JLM"), the Company's principal shareholder, and shall perform my duties to the satisfaction of that Officer.

2. I shall devote substantially all of my time, knowledge, experience and energies during business hours to the performance of my duties hereunder.

3. The terms of my employment shall be as agreed between the parties and as set forth in the addendum to the employment agreement, and made a part hereof.

4. My employment shall commence January 1, 1999 and shall continue to December 31, 2002. Thereafter, my employment may continue at will but none of the provisions of this Agreement (except Paragraph 6.B.) will be in effect, and I will be entitled to the benefits of whatever Company Policy is in effect at that time.

5. This Agreement may only be terminated during the Term hereof by the Company for cause. "Cause" shall mean an event of fraud, gross misfeasance or willful neglect in the performance of my duties and obligations, or the willful failure to carry out the business instructions of the Chief Executive Officer of JLM. In the event the Company terminates this Agreement for other than "cause", I will be entitled to all the remaining terms of my employment set forth in the Addendum.


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6.       A. If I terminate my employment voluntarily prior to the termination of this Agreement, I agree that, for a period of one year of my termination, I will not compete with the Company with respect to products managed by me, or for which I had principal responsibility, either as an employee or as a more than 10% shareholder of any competing entity.

         B. Whenever I leave the employment of the Company, I will not remove and/or utilize any Confidential Information of the Company for any purpose whatsoever. "Confidential Information" is defined to include any information as to financial "positions" of the Company in chemicals; any information on the requirements or needs of any customers or suppliers of the Company; any information as to the Company's strategic or long range plans or any other similar proprietary information relating to the Company's business. I specifically acknowledge that I would be liable in damages for any breach of this promise.

7. This Agreement may be amended or modified only in writing executed by both parties.

8. The Company and any affiliates for which I may perform duties shall indemnify me for any approved expenses or liabilities, which I may incur in the lawful performance of my duties hereunder.

9. This Agreement shall be construed and governed by the laws of the State of Florida.

10. Any controversy or claim arising out of or relating to this Agreement or breach thereof shall be settled by final and binding arbitration in accordance with the rules of the American Arbitration Association and judgment upon the award rendered may be entered in any court having jurisdiction thereof. If the Company breaches this Agreement as determined by an arbitration panel, it shall pay my reasonable attorney's fees and costs associated with the enforcement of this Agreement.

11. In the event of a sale of all or substantially all of the assets of the Company, this Agreement shall either be acquired by the purchaser as an asset or remain as a liability of the Company. In the event of the latter, all terms in the addendum shall become immediately payable.

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If the foregoing correctly sets forth our Agreement, please sign and return a duplicate original of the letter whereupon it sha1l constitute the final and binding Agreement between myself and the Company.

Agreed:                                 Agreed:

By: /s/ WALTER M. TARPLEY               By: /s/ JOHN L. MACDONALD
   ---------------------------------       ----------------------------------
                                           John L. Macdonald
                                           President
                                           and Chief Executive Officer

                               EMPLOYMENT CONTRACT
                                WALTER M. TARPLEY

TITLE:                President, JLM Marketing and
                      Vice President, JLM Industries, Inc.

DIRECT
COMPENSATION:         $175,000 per year basic salary and a monthly car allowance of $650.00. Country Club allowance equal to monthly dues.

VARIABLE
COMPENSATION:         Participation consistent with the terms and conditions of
                      the current informal JLM Industries, Inc. bonus program.

STOCK GRANT:          40,000 shares of stock granted, vested at the rate of
                      10,000 shares per year over four years. 10,000 shares to be delivered immediately upon employment and 10,000 shares per year thereafter on the anniversary of employment.

STOCK OPTIONS:        40,000 share options granted at the NASDAQ closing
                      market price on the first day of employment. Share options will vest over four years consistent with the terms and conditions of such plans.

EMPLOYEE BENEFITS:    Immediate eligibility to participate in all defined
                      employee benefit plans consistent with the terms and conditions of such plans.

RELOCATION EXPENSES:  Full Reimbursement for all expenses incurred to relocate to Tampa, Florida. Such expenses shall include, but not be limited to, sale and purchase of home, household goods relocation, transportation as appropriate and temporary housing if required.

CONTRACT OF
EMPLOYMENT:           Four-year employment contract commencing January 1,
                      1999 and terminating on December 31, 2002.  Terms and
                      Conditions of such Contract of Employment will be defined by mutual agreement of the parties.

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